                                                                     EXHIBIT 11
                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                                Three Months Ended  March 31,
                                                -----------------------------
                                                1998                   1997
                                                ----                   ----
Earnings Applicable to Common Stock            $22,533               $24,080
     Debenture Interest Less Taxes                 112                   119
                                               -------               -------
Net Income Available for Fully-Diluted
  Common Stock                                 $22,645               $24,199
                                               =======               =======

Average Common Shares Outstanding               22,903                22,590
     Stock Options                                  46                    40
     Convertible Debentures                        510                   539
                                               -------               -------
Diluted Common Shares                           23,459                23,169

Diluted Earnings per Share of Common Stock       $0.97                 $1.04
                                                 =====                 =====